EXHIBIT 99.1

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

Unaudited Supplementary Statements of Financial Condition Information

(In millions)

	December 31, 2003	December 31, 2002
ASSETS

Cash and cash equivalents	$334	$480
Collateralized short-term financings:
Securities purchased under agreements to resell	50,388	51,756
Securities borrowed	77,999	71,296
Receivables:
Customers	2,859	1,079
Brokers, dealers and other	6,673	7,060
Financial instruments owned (includes securities pledged as collateral of $47,565 and $49,695, respectively):
U.S. government and agencies	31,781	32,131
Corporate debt	12,761	12,174
Mortgage whole loans	9,101	9,465
Equities	15,161	9,735
Commercial paper	641	619
Private equity and other long-term investments	1,123	956
Derivatives contracts	5,573	3,956
Other	3,765	3,085
Net deferred tax asset	1,283	1,611
Office facilities and property at cost (net of accumulated depreciation and amortization of $865 and $749, respectively)	468	485
Goodwill	532	496
Loans receivable from parent and affiliates	19,481	16,430
Other assets and deferred amounts	1,643	2,094
Assets held for sale	—	11,547
Total assets	$241,566	$236,455

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

Unaudited Supplementary Statements of Financial Condition Information

(In millions, except share data)

	December 31, 2003	December 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY

Commercial paper and short-term borrowings	$15,984	$11,933
Collateralized short-term financings:
Securities sold under agreements to repurchase	110,667	107,896
Securities loaned	27,708	24,178
Payables:
Customers	4,278	2,928
Brokers, dealers and other	5,410	8,689
Financial instruments sold not yet purchased:
U.S. government and agencies	23,700	22,710
Corporate debt	2,523	3,315
Equities	5,231	3,240
Derivatives contracts	3,955	2,849
Other	336	335
Obligation to return securities received as collateral	1,955	896
Accounts payable and accrued expenses	2,836	3,200
Other liabilities	3,021	2,156
Long-term borrowings	24,321	23,094
Liabilities held for sale	—	10,947
Total liabilities	231,925	228,366

Stockholders’ Equity:
Preferred stock, 50,000,000 shares authorized:
Series B preferred stock, at $50.00 per share liquidation preference (88,500 shares issued and outstanding as of December 31, 2002)	—	4
Common stock ($0.10 par value; 50,000 shares authorized; 1,100 shares issued and outstanding)	—	—
Paid-in capital	8,012	7,646
Retained earnings	1,787	595
Accumulated other comprehensive loss	(158)	(156)
Total stockholders’ equity	9,641	8,089
Total liabilities and stockholders’ equity	$241,566	$236,455